UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 3, 2014

BioSig Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-190080	26-4333375
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

12424 Wilshire Boulevard, Suite 745 Los Angeles, California	90025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 820-8100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On November 3, 2014, BioSig Technologies, Inc. (the “Company”) entered into a settlement and mutual release agreement (the “Settlement Agreement”) with David Drachman, the former chief executive officer and president of the Company, pursuant to which Mr. Drachman agreed to, among other things, waive and release the Company from any and all actions, claims, contracts (including without limitation that certain Executive Employment Agreement, dated September 10, 2013 by and between Mr. Drachman and the Company), complaints, demands, damages and liabilities, including all claims arising out the arbitration proceeding that Mr. Drachman initiated against the Company in January 2014.

Under the terms of the Settlement Agreement, in exchange for Mr. Drachman waiving and releasing the Company from all possible claims, the Company agreed to pay Mr. Drachman an aggregate settlement amount of $100,000 as follows: (i) $20,000 within five business days of November 11, 2014,  subject to Mr. Drachman’s right to revoke on or before November 10, 2014, and (ii) $80,000 payable in six equal, consecutive monthly installments thereafter.  If Mr. Drachman revokes the Settlement Agreement on or prior to November 10, 2014, he will not be entitled to, and the Company will be under no obligation to pay, any portion of the settlement payment. The Settlement Agreement also provides for a full assignment to the Company of all rights, title, claims and interests that Mr. Drachman may have had in the patent application related to a combined ablation and recording unit that the Company filed with the U.S. Patent and Trademark Office on October 22, 2013.

The foregoing summary of the Settlement Agreement is not complete and is qualified in its entirety by reference to the full text of the agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. Readers should review such agreement for a more complete understanding of its terms and conditions.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description
10.1	Settlement and Mutual Release Agreement, dated November 3, 2014, by and between BioSig Technologies, Inc. and David Drachman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSIG TECHNOLOGIES, INC.

Date: November 5, 2014	By:	/s/ Gregory Cash
Name: Gregory Cash
Title: Chief Executive Officer